EXHIBIT 23
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-10157 and 333-80775 of The Dial Corporation on Form S-8 of our report dated May 5, 2000, appearing in the Annual Report on Form 11-K of The Dial Corporation 401(k) Plan for Hourly Employees for the year ended November 30, 1999.

\s\ Deloitte & Touche LLP
Deloitte & Touche LLP

Phoenix, Arizona
May 23, 2000